UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 11, 2007

CNX GAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32723	20-3170639
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5 Penn Center West, Suite 401
Pittsburgh, Pennsylvania	15276
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code:
(412) 200-6700
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
CNX Gas Corporation (NYSE: CXG) (“CNX Gas”) has entered into a definitive agreement to acquire the coalbed methane (CBM) and gas interests to approximately 1,037,000 gross acres from Peabody Energy. The transaction will increase CNX Gas’ gross acreage position from 2.5 million gross acres at year-end 2006, to 3.6 million gross acres, or an increase of 44%.
The transaction involves three parties. CNX Gas will first acquire certain coal assets from CONSOL Energy Inc. (NYSE: CNX) (“CONSOL Energy”) for $45 million cash, plus future payments which have an estimated present value of approximately $6.5 million. These coal assets are: (i) certain Pittsburgh seam coal reserves and resources located near the Federal No. 2 mine of Eastern Associated Coal Corp., an affiliate of Peabody Energy, in West Virginia, and (ii) certain coal reserves and resources located in Muhlenberg and McLean Counties, Kentucky. CNX Gas will then convey these coal assets plus $15 million cash to Peabody Energy in exchange for Peabody Energy’s CBM and gas rights to approximately 1,037,000 acres, including 654,000 acres in the Illinois Basin, 153,000 acres in Northern Appalachia, 171,000 acres in the San Juan Basin, 47,000 acres in the Powder River Basin, and 11,000 acres in the Rockies.
There are no proved gas reserves associated with this acreage.
Closing of the transaction with Peabody Energy is subject to a number of conditions; however, the transaction is expected to close before the end of the second quarter.
The future payment obligations that CNX Gas will have to CONSOL Energy have both a contingent component and an absolute component. The contingent payment obligation to CONSOL Energy is based on the actual production by Eastern Associated Coal Corp. of a portion of the Federal No. 2 mine reserves and of the Kentucky coal resources. The absolute payment obligation to CONSOL Energy is an obligation to pay $36 million in 35 years, or in the year 2042. Any contingent payments on production at the Federal No. 2 mine will be applied to reduce the $36 million payment due in 2042. CNX Gas estimates that under the most likely scenarios, these future payment obligations have a present value of approximately $6.5 million; however, the actual amount could be higher.
CNX Gas will host a conference call at 10:00 a.m. Eastern time on June 11, 2007 to more fully discuss this transaction. The teleconference can be heard “live” via a webcast at the investor relations portion of the CNX Gas website: www.cnxgas.com. Slides for the call and webcast will be available prior to the call on the investor relations portion of the site. A recording of the call will remain available on the website for one week.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves;

uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; the availability of personnel and equipment; increased costs; the effects of government regulation and permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy and Peabody Energy; and other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006. We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNX GAS CORPORATION
By:	/s/ Nicholas J. DeIuliis
Nicholas J. DeIuliis,
President and Chief Executive Officer

Dated: June 11, 2007